Exhibit 99.1

News Release For more information, please contact: Investors: Debbie Hancock 208-202-7259 investors@lambweston.com Media: Erin Gardiner 208-202-7257 communication@lambweston.com

Lamb Weston Reports Fiscal Fourth Quarter and Full Year 2025 Results; Provides Fiscal Year 2026 Outlook
Announces “Focus to Win” Plan to Deliver At Least $250 Million in Savings, Improve Execution, Reduce Capital Intensity and Drive Long-Term Profitable Growth
Fiscal 2026 Outlook and Management Compensation Plan Reflects Heightened Focus on Driving Free Cash Flow and Returns on Capital
Summary of Fourth Quarter and FY 2025 Results
($ in millions, except per share)

	Q4 2025	Year-Over-Year Growth Rates	FY 2025	Year-Over-Year Growth Rates
Net sales	$1,675.8	4%	$6,451.3	—%
Income from operations	$185.8	(13)%	$665.1	(38)%
Net income	$119.9	(7)%	$357.2	(51)%
Diluted EPS	$0.85	(5)%	$2.50	(50)%

Adjusted Income from Operations(1)	$187.9	(2)%	$816.6	(25)%
Adjusted Net Income(1)	$122.8	8%	$478.6	(35)%
Adjusted Diluted EPS(1)	$0.87	12%	$3.35	(34)%
Adjusted EBITDA(1)	$284.9	1%	$1,220.5	(14)%
Capital returned to shareholders	$152.2		$488.9
Fiscal 2026 Outlook, Including the Contribution of a 53rd Week
•Net sales of $6.35 billion to $6.55 billion
•Adjusted EBITDA(1) of $1,000 million to $1,200 million
•Capital Expenditures of $500 million, including $100 million wastewater treatment investment

EAGLE, ID (July 23, 2025) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal fourth quarter and full year 2025 results and provided its outlook for fiscal 2026. The Company also announced “Focus to Win,” a comprehensive plan designed to improve execution and drive profitable growth.
“Lamb Weston returned to growth in the second half of the year with momentum in customer wins and retention, delivering financial results above our updated expectations,” said Mike Smith, Lamb Weston president and CEO. “Today, as part of our Focus to Win strategic plan, we are also announcing further steps to deliver at least $250 million of savings, including $200 million in annualized run rate savings and $120 million of favorable working capital improvements by year-end fiscal 2027. We expect that these cost savings and working capital improvements together with lower levels of capital expenditures will help drive improved profitability and cash flow. We enter fiscal 2026 with increased discipline around our customer relationships and our cost structure, along with a clear and executable plan of how to win with customers and succeed in a dynamic marketplace. Our Focus to Win plan prioritizes markets and channels where we are well positioned to win for the long term and doing what our team does better than anyone else – delivering the performance that has made Lamb Weston an industry leader through category leading innovation, exceptional products and customer-centric service.”
“Lamb Weston is taking aggressive and decisive actions to improve its focus and improve shareholder returns,” added Brad Alford, Lamb Weston’s Board Chair. “The Lamb Weston Board is operating with a heightened sense of urgency to return Lamb Weston to profitable growth, and we believe that the actions announced today in our Focus to Win plan are a strong first step. We look forward to updating our customers and the investor community as we build on this to maintain Lamb Weston’s place as a customer-centric innovation leader and unlock value for shareholders.”
Q4 2025 Commentary
Net sales increased $63.9 million, to $1,675.8 million, up 4 percent versus the prior year quarter. Volume increased 8 percent compared to the prior year quarter due to contract wins across each of the Company’s channels and geographic regions and, to a lesser extent, lapping an approximately $22 million negative impact to sales related to a previously announced voluntary product withdrawal in the prior year quarter. The increase was partially offset by soft global restaurant traffic trends, which declined low single-digits in the U.S. and UK, the Company’s largest global markets, compared with the prior year quarter. Price/mix declined 4 percent, reflecting efforts to partner with customers on price and trade to compete in the increasingly competitive environment in both the North America and International segments.
Gross profit declined $45.6 million versus the prior year quarter to $342.3 million. Adjusted Gross Profit(1) declined $19.5 million versus the prior year quarter to $343.5 million, due to unfavorable price/mix, which was partially offset by lower manufacturing costs per pound. Favorable manufacturing costs per pound related to lapping an approximately $40 million negative impact of the voluntary product withdrawal in the prior year and lower current year raw potato costs. These benefits were partially offset by higher fixed factory absorption costs from temporarily curtailed production, low-single-digit input cost inflation for other key inputs including: labor, ingredients, such as grains and starches used in product coatings, oil, packaging, and higher depreciation expense largely associated with the Company’s recent capacity expansions in China, the U.S. and the Netherlands.
Selling, general and administrative expenses (“SG&A”) declined $34.7 million versus the prior year quarter to $140.7 million. Adjusted SG&A(1) declined $16.4 million versus the prior year quarter to $155.6 million, primarily related to $10.5 million of lower advertising and promotion expenses and lapping higher expenses associated with the Company’s transition to a new enterprise resource planning (“ERP”) system in the prior year. The decline in Adjusted SG&A(1) also reflects cost savings associated with the Company’s fiscal 2025 restructuring plan announced in October 2024 (“FY25 Restructuring Plan”), partially offset by the timing of changes to incentive compensation accruals in the prior year.
Net income declined $9.7 million from the prior year quarter to $119.9 million. Diluted EPS declined $0.04 from the prior year quarter to $0.85. Adjusted Net Income(1) increased $9.1 million versus the prior year quarter to $122.8 million, and Adjusted Diluted EPS(1) increased $0.09 from the prior year quarter to $0.87. The increase in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflects lower income tax expense related to lower Adjusted Gross Profit(1) described above, partially offset by lower Adjusted Equity Method Investment Earnings(1) described below.
Adjusted EBITDA(1) increased $1.5 million from the prior year quarter to $284.9 million, primarily reflecting lower Adjusted SG&A(1), partially offset by lower Adjusted Gross Profit(1).
The Company’s effective tax rate(2) in the fourth quarter of 2025 was 15.1 percent, versus 28.2 percent in the fourth quarter of fiscal 2024, primarily due to discrete items and lower pre-tax income.

Q4 2025 Segment Highlights
North America
Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, declined $10.1 million to $1,103.1 million, down 1 percent versus the prior year quarter. Volume increased 4 percent, primarily related to regional, small and retail customer wins. These gains were partially offset by low single-digit declines in restaurant traffic in the fourth quarter of fiscal 2025 compared to the fourth quarter of fiscal 2024.
Price/mix declined 5 percent, due to planned investments in price and trade driven by an increasingly competitive market, partially offset by channel and product mix driven by growth with regional, small and retail customer channels.
North America Segment Adjusted EBITDA declined $18.6 million to $257.9 million, down 7 percent. Investments in price and trade and higher transportation and warehousing costs were partially offset by lower manufacturing costs per pound and SG&A expenses, including $4.7 million of lower advertising and promotion expenses. North America Segment Adjusted EBITDA in the prior year quarter included an approximately $19 million charge for the voluntary product withdrawal related to products manufactured in North America.
International
Net sales for the International segment, which includes all sales to customers outside of North America, increased $74.0 million to $572.7 million, up 15 percent versus the prior-year quarter. Volume increased 16 percent, which reflects growth in all regions and lapping the voluntary product withdrawal in the prior year quarter. These gains were partially offset by declining restaurant traffic in the UK and relatively flat traffic for other major international markets in the fourth quarter of fiscal 2025, compared to the fourth quarter of fiscal 2024.
Price/mix declined 1 percent versus the prior-year quarter in response to a continued competitive environment.
International Segment Adjusted EBITDA increased $22.2 million to $62.6 million. The increase related to higher net sales, lower manufacturing costs per pound and SG&A expenses, including $5.8 million of lower advertising and promotion expenses. International Segment Adjusted EBITDA in the prior year quarter included an approximately $21 million charge associated with the voluntary product withdrawal.
Equity Method Investment Earnings (Loss)
Equity method investment earnings (loss) from unconsolidated joint ventures were a loss of $0.3 million and earnings of $8.2 million for the fourth quarter of fiscal 2025 and 2024, respectively. Adjusted Equity Method Investment Earnings(1) declined $7.0 million to $1.2 million compared to the prior year quarter, reflecting lower net sales and higher manufacturing costs per pound, primarily related to softer restaurant traffic contributing to lower production and increased factory burden absorption. The results for the current and prior year quarters reflect earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated potato processing joint venture in Minnesota.
Fiscal Year 2025 Commentary
Net sales declined $16.3 million to $6,451.3 million versus fiscal 2024. The decline related to a 2 percent decrease in price/mix that reflected the impact of supporting customers with price and trade in a competitive environment globally. The decrease in price/mix was mostly offset by a 2 percent increase in volume, primarily in the International segment and included fully replacing the combined regional, small, and retail customer volume lost, primarily in North America, in the prior year during the Company’s transition to a new ERP system in the second half of fiscal 2024. Volume increased despite a decrease in global restaurant traffic in fiscal 2025, compared to fiscal 2024.
Gross profit declined $368.1 million versus the prior fiscal year to $1,398.6 million. Adjusted Gross Profit(1) declined $298.2 million versus the prior fiscal year to $1,460.5 million, driven by increased manufacturing costs per pound, including higher factory burden absorption. In response to softer restaurant traffic and to reduce inventory levels, the Company temporarily curtailed production in fiscal 2025. In addition, key input costs increased low-single-digits, including: potato, labor and packaging and the Company recognized $57.6 million of incremental depreciation expense largely associated with the Company’s recent capacity expansions in China, the U.S. and the Netherlands. Transportation and warehousing costs per pound increased in the low double digits, primarily related to higher warehouse inventories during the year. The increased costs were partially offset by lapping the losses related to the ERP transition, write-off of excess raw potatoes, and the incremental costs related to the voluntary product withdrawal in the prior year.

SG&A declined $67.9 million versus the prior fiscal year to $633.5 million. Adjusted SG&A(1) declined $30.3 million to $643.9 million, primarily related to lapping higher expenses associated with the ERP transition in the prior year and a $13.9 million decrease in advertising and promotion expenses and cost savings associated with the FY25 Restructuring Plan announced in October 2024, partially offset by $14.6 million of incremental depreciation and amortization expense primarily related to the ERP transition in the prior year and higher compensation and benefit expenses.
Net income was $357.2 million, down $368.3 million versus the prior fiscal year, and Diluted EPS was $2.50, down $2.48 from the prior fiscal year. Adjusted Net Income(1) was $478.6 million, down $261.3 million versus the prior fiscal year, and Adjusted Diluted EPS(1) was $3.35, down $1.73 versus the prior fiscal year. The decreases in Adjusted Net Income(1) and Adjusted Diluted EPS(1) largely reflect lower Adjusted Gross Profit(1) due to the factors discussed above, and higher interest expense attributable to a $23.6 million reduction in capitalized interest in fiscal 2025, compared to the prior fiscal year, and higher borrowings during the year, which was partially offset by lower Adjusted SG&A(1) and Adjusted Income Tax Expense(1).
Adjusted EBITDA(1) declined $196.2 million from the prior fiscal year to $1,220.5 million, reflecting lower Adjusted Gross Profit(1), partially offset by lower Adjusted SG&A(1).
The Company’s effective tax rate(2) for fiscal 2025 was 28.6 percent, versus 24.1 percent in fiscal 2024, with the increase largely attributable to foreign losses without tax benefits and a higher proportion of overall earnings in the Company’s International segment.
Fiscal Year 2025 Segment Highlights
North America
Net sales for the North America segment declined $98.0 million to $4,265.2 million, down 2 percent versus the prior fiscal year. The decrease related to a 3 percent decrease in price/mix, reflecting the Company’s support of customers in price and trade driven by an increasingly competitive market, partially offset by channel and product mix. Volume increased 1 percent, despite a low single-digit percentage point decline in North America restaurant traffic in fiscal 2025, compared with fiscal 2024. Increased regional, small, and retail customer volume more than offset low single-digit volume declines with large chain customers in North America, which were primarily in the first half of the year.
North America Segment Adjusted EBITDA declined $161.7 million to $1,101.4 million, reflecting investments in price and trade, higher manufacturing costs per pound (which largely reflected higher factory burden absorption related to temporarily curtailed production as part of the Company’s previously discussed effort to reduce inventory to current demand levels), and higher transportation and warehousing costs per pound. These cost increases were partially offset by lapping an approximately $83 million negative impact of the ERP transition in the prior year and lower Adjusted SG&A(1) in fiscal 2025, including a $9.5 million decrease in advertising and promotion expenses.
International
Net sales for the International segment, which includes all sales to customers outside of North America, increased $81.7 million to $2,186.1 million, up 4 percent. Volume increased 5 percent, which reflects growth related to new customer wins and growth with existing customers in all regions. Price/mix declined 1 percent, which reflects pricing actions in support of customers in key international markets in response to the continued competitive environment.
International Segment Adjusted EBITDA declined $78.2 million to $253.7 million. Higher net sales and lower Adjusted SG&A(1) were offset by an increase in manufacturing costs per pound, including mid-to-high single-digit increases in raw potato costs, primarily in the first half of the year and incremental costs related to the start-up of the new production line in the Netherlands. Higher warehouse inventories also led a mid-to-high single-digit increase in warehousing costs. These costs more than offset lapping a $9.9 million charge for the write-off of excess raw potatoes, approximately $9 million, net of allocated losses related to the voluntary product withdrawal, and an approximately $5 million negative impact related to the ERP transition in the prior year.
Equity Method Investment Earnings
Equity method investment earnings from unconsolidated joint ventures were earnings of $15.2 million and $26.0 million in fiscal 2025 and 2024, respectively. The results for the current and prior years reflect earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated potato processing joint venture in Minnesota.

Adjusted Equity Method Investment Earnings(1) declined $0.3 million to $25.7 million compared to the prior year. The fiscal 2024 results included a $10.8 million charge for the write-off of excess raw potatoes. The decrease in equity method investment earnings reflects lower net sales and higher manufacturing costs per pound, primarily related to softer restaurant traffic contributing to lower production and increased factory burden absorption.
Liquidity, Cash Flows and Capital Expenditures
As of May 25, 2025, the Company had $70.7 million of cash and cash equivalents, with $1,166.8 million of available liquidity under its revolving credit facility.
Net cash provided by operating activities for fiscal 2025 was $868.3 million, up $70.1 million versus the prior year period, primarily related to $349.1 million of favorable changes in working capital. The favorable changes in working capital were primarily attributable to reduced inventories and a favorable change in accrued liabilities related to changes in compensation and benefit accruals in the prior year. Inventory days on hand at the end of fiscal 2025 declined eight days compared with fiscal 2024. This was partially offset by $279.0 million of lower income after adjustments for non-cash operating activities.
Capital expenditures, net of proceeds from blue chip swap transactions, during fiscal 2025 were $650.7 million, down $323.1 million versus the prior year period. This decline was primarily attributable to reduced cash expenditures in fiscal 2025 as the Company’s strategic capacity expansion projects in China and the U.S. were completed in fiscal 2024 and the capacity expansion in the Netherlands was completed in the first half of fiscal 2025. The capacity expansion project in Argentina is expected to begin production in August 2025.
Capital Returned to Shareholders
In fiscal 2025, the Company returned $488.9 million to shareholders, including $206.9 million through cash dividends and $282.0 million of common stock repurchases. In total, the Company repurchased 4,867,449 shares during fiscal 2025 at an average price of $57.94 per share. The Company has approximately $358 million remaining that is authorized and available for repurchase under the share repurchase program.
On July 15, 2025, the Board of Directors declared a quarterly dividend of $0.37 per share of Lamb Weston common stock. The dividend is payable on August 29, 2025, to stockholders of record as of the close of business on August 1, 2025.
Fiscal 2026 Outlook
Beginning in fiscal 2026, the Company is implementing changes in its reporting of Adjusted SG&A, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, which are non-GAAP financial measures(1). These adjusted measures currently exclude unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, gains on blue chip swap transactions, and items affecting comparability, and in fiscal 2026 the items have been changed to exclude the net non-cash expenses arising from share-based compensation awards. The changes will be applied starting with the Company’s quarterly report for the first quarter of fiscal 2026 and related earnings release and are reflected in the Company’s fiscal 2026 outlook below and prior periods will be conformed to this presentation.
The Company’s fiscal 2026 outlook includes the contribution of a 53rd week in the fiscal period, with the additional week falling in the fourth quarter of fiscal 2026.
The Company’s 2026 outlook assumes continued pressure on consumers from macroeconomic and geopolitical factors. The Company believes customers and consumers will continue to prioritize french fries as a menu and at home item, and its outlook assumes that global restaurant traffic will remain approximately even with fiscal 2025 levels. The fiscal 2026 outlook does not include additional impacts of evolving trade policies, including additional changes in tariffs and retaliatory countermeasures.

Fiscal 2026 Outlook Summary

Net Sales	$6.35 billion to $6.55 billion
Adjusted EBITDA(1)	$1,000 million to $1,200 million
Cash used for capital expenditures	Approximately $500 million
•Net sales of $6.35 billion to $6.55 billion, reflecting a 2 percent decline to 2 percent growth on a constant currency basis. The Company expects sales to be stronger in the second half of the fiscal year, which will also benefit from the additional week in fiscal 2026. In addition, price/mix is expected to decline low to mid-single-digits in the first half of the fiscal year and low single-digits in the second half of the fiscal year.
•Adjusted EBITDA(1) of $1,000 million to $1,200 million. Compared with the prior year, the Company expects lower Adjusted Gross Profit(1), due primarily to pricing investments (carryover and fiscal 2026 planned investments), higher fixed factory burden, and low single-digit cost inflation, net of the benefit of lower potato costs. This impact is expected to have a larger negative year-over-year impact in the first half of fiscal 2026, compared with the second half of the year.
•Cash used for capital expenditures of approximately $500 million, primarily related to base capital and modernization efforts of long-lived assets as well as environmental projects largely focused on wastewater treatment at the Company’s production facilities.
Cost Savings Program. The Focus to Win strategic plan includes a Cost Savings Program which is expected to deliver at least $250 million of annualized run rate savings by the end of fiscal year 2028. Approximately $200 million of these annualized cost savings are expected by fiscal year end 2027, with approximately 75 percent of the anticipated savings benefiting gross profit and 25 percent benefiting SG&A. These cost savings include headcount reductions of approximately 4 percent of the Company’s global workforce, which also reflects the elimination of certain unfilled positions. In addition, the Company expects to generate approximately $120 million of working capital improvements compared to current levels by the end of fiscal 2027. In connection with these cost savings, the Company expects to recognize total pre-tax charges of $70 million to $100 million, most of which will be paid in fiscal 2026.
Compensation Design Changes. Consistent with the Company’s focus on driving improved free cash flow and returns, the Company’s fiscal year 2026 annual incentive plan will include a free cash flow target and its long-term incentive plan will include a return on invested capital related metric. In addition, to further enhance shareholder alignment, the Board of Directors unanimously elected to receive their fiscal year 2026 annual cash retainer in shares of restricted stock.
End Notes
(1)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Equity Method Investment Earnings, Adjusted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, and Adjusted Income Tax Expense, are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(2)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information
Lamb Weston will host a conference call to review its fourth quarter fiscal 2025 results at 10:00 a.m. ET on July 23, 2025. Participants in the U.S. and Canada may access the conference call by dialing 888-204-4368 and participants outside the U.S. and Canada should dial +1-323-794-2551. The conference ID is 5723573. The conference call also may be accessed live on the internet. Participants can register for the event at: https://investors.lambweston.com/events-and-presentations.
A rebroadcast of the conference call will be available beginning on Wednesday, July 23, 2025, after 2:00 p.m. ET at https://investors.lambweston.com/events-and-presentations.
About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For 75 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.
Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Restructuring Expense, Adjusted Income from Operations, Adjusted Income Tax Expense (Benefit), Adjusted Equity Method Investment Earnings, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A, restructuring expense, income from operations, income tax expense, equity method investment earnings (loss), net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company’s core operating performance for purposes of business decision-making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding impacts of foreign currency exchange rates and unrealized derivative activities and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company’s financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company’s underlying business than could be obtained absent these disclosures.
The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as costs and other charges relating to restructuring plans and other cost-savings or efficiency initiatives, strategic developments, integration and acquisition costs and related fair value adjustments, impacts of unrealized mark-to-market derivative gains and losses, impacts of foreign currency exchange gains and losses, other nonrecurring items such as shareholder activism expenses, and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking Adjusted EBITDA to net income has not been provided.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “deliver,” “expect,” “will,” drive,” “grow,” “reduce,” “improve,” “focus,” “win,” “succeed,” “take,” “enhance,” “return,” “build,” “unlock,” “benefit,” “generate,” “believe,” “continue,” “remain,” “decline,” “outlook,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans and strategies and anticipated benefits therefrom, including restructuring plans, Focus to Win and other cost-savings or efficiency initiatives; capital expenditures and investments; costs; working capital; cash flows; and anticipated conditions in the Company’s industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: consumer preferences, including restaurant traffic in North America and international markets, and an uncertain general economic environment, including tariffs, inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for its products; the availability and prices of raw materials and other commodities; operational challenges; the Company’s ability to successfully implement its restructuring plans, Focus to Win and other cost-savings or efficiency initiatives, including achieving the benefits of those activities and possible changes in the size and timing of related charges; difficulties, disruptions or delays in implementing new technology; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions in the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; the ultimate outcome of litigation or any product recalls or withdrawals; changes in the Company’s relationships with its growers or significant customers; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with integrating acquired businesses, including the Company’s former European joint venture, Lamb-Weston/Meijer v.o.f. (“LW EMEA”); risks associated with other possible acquisitions; the Company’s debt levels; actions of governments and regulatory factors affecting the Company’s businesses; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 25, 2025	May 26, 2024	May 25, 2025	May 26, 2024
Net sales (4)	$1,675.8	$1,611.9	$6,451.3	$6,467.6
Cost of sales (1) (2) (4)	1,333.5	1,224.0	5,052.7	4,700.9
Gross profit	342.3	387.9	1,398.6	1,766.7
Selling, general and administrative expenses (3) (4)	140.7	175.4	633.5	701.4
Restructuring expense (1)	15.8	—	100.0	—
Income from operations	185.8	212.5	665.1	1,065.3
Interest expense, net	44.2	40.3	180.0	135.8
Income before income taxes and equity method earnings	141.6	172.2	485.1	929.5
Income tax expense	21.4	50.8	143.1	230.0
Equity method investment earnings (loss) (1) (4)	(0.3)	8.2	15.2	26.0
Net income (1) (4)	$119.9	$129.6	$357.2	$725.5
Earnings per share:
Basic	$0.85	$0.90	$2.51	$5.01
Diluted	$0.85	$0.89	$2.50	$4.98
Dividends declared per common share	$0.37	$0.36	$1.46	$1.28
Weighted average common shares outstanding:
Basic	140.6	144.3	142.2	144.9
Diluted	141.0	145.0	142.7	145.6
_______________________________________________
(1)Net income for the thirteen and fifty-two weeks ended May 25, 2025 included pre-tax charges totaling $16.4 million ($12.4 million after-tax, or $0.09 per share) and $185.8 million ($143.7 million after-tax, or $1.01 per share), respectively, related to the FY25 Restructuring Plan. The thirteen and fifty-two weeks ended May 25, 2025 are impacted as follows;
a.Cost of sales included a benefit of $0.9 million ($0.6 million after-tax, or zero per share) and a charge of $75.3 million ($57.3 million after-tax, or $0.40 per share), respectively, for contracted raw potatoes that will not be used due to production line curtailments, as well as other inventory write-offs;
b.Restructuring expense included a $15.8 million ($11.9 million after-tax, or $0.08 per share) and $100.0 million ($78.4 million after-tax, or $0.55 per share) charge, respectively, related to accelerating depreciation of a manufacturing facility closed in connection with the FY25 Restructuring Plan and other asset retirements, and employee severance and benefits-related to headcount reductions in connection with the FY25 Restructuring Plan, and;
c.Equity method investment earnings (loss) included $1.5 million ($1.1 million after-tax, or $0.01 per share) and $10.5 million ($8.0 million after-tax, or $0.06 per share), respectively, of losses related to FY25 Restructuring Plan for costs of potato contract terminations and inventory write-offs.
(2)Cost of sales for the thirteen and fifty-two weeks ended May 25, 2025 included unrealized losses of $2.1 million ($1.6 million after-tax, or $0.01 per share) and $13.4 million ($10.0 million after-tax, or $0.07 per share) of unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts, respectively.
The thirteen and fifty-two weeks ended May 26, 2024 included $24.9 million ($18.5 million after-tax, $0.13 per share) and $28.7 million ($21.4 million after-tax, or $0.15 per share) of unrealized gains related to mark-to-market adjustments associated with commodity hedging contracts, respectively. Also included is $20.7 million ($15.4 million after-tax, or $0.11 per share) of costs related to the step-up and sale of inventory following of the Company’s acquisition of the remaining interest in LW EMEA for the fifty-two weeks ended May 26, 2024.
(3)Selling, general and administrative expenses (“SG&A”) included the following:
a.Unrealized gains related to mark-to-market adjustments associated with currency hedging contracts of $13.4 million ($9.9 million after-tax, or $0.07 per share) and $9.7 million ($7.2 million after-tax, or $0.05 per share) for the thirteen and fifty-two weeks ended May 25, 2025, respectively. The prior year period included $1.6 million of unrealized gains ($1.2 million after-tax, or $0.01 per share) and $3.8 million of unrealized losses ($2.8 million after-tax, or $0.02 per share) for the thirteen and fifty-two weeks ended May 26, 2024, respectively;
b.Foreign currency exchange gains of $2.0 million ($1.7 million after-tax, or $0.02 per share) and losses of $15.2 million ($10.9 million after-tax, or $0.07 per share) for the thirteen and fifty-two weeks ended May 25, 2025, respectively. The thirteen and fifty-two weeks ended May 26, 2024 included foreign currency exchange losses of $6.8 million ($5.1 million after-tax, or $0.04 per share) and $28.6 million ($21.4 million after-tax, or $0.14 per share), respectively;
c.Blue chip swap transaction gains of $0.6 million ($0.3 million after-tax, or zero per share) and $21.1 million ($20.0 million after-tax, or $0.14 per share) for the thirteen and fifty-two weeks ended May 25, 2025, respectively. The prior year period included gains of $3.4 million ($2.5 million after-tax, or $0.02 per share) and $18.0 million ($13.4 million after-tax, or $0.09 per share) for the thirteen and fifty-two weeks ended May 26, 2024, respectively;
d.Advisory fees related to shareholder activism matters of $1.1 million ($0.8 million after-tax, or $0.01 per share) and $5.2 million ($4.0 million after-tax, or $0.03 per share) for the thirteen and fifty-two weeks ended May 25, 2025, respectively; and
e.Integration and acquisition-related expenses of $1.6 million ($1.2 million after-tax, or $0.01 per share) and $12.8 million ($9.6 million after-tax, or $0.07 per share) for the thirteen and fifty-two weeks ended May 26, 2024, respectively.
(4)Net income included the following:
a.The fifty-two weeks ended May 25, 2025 included an approximately $31 million charge ($23 million after-tax, or $0.16 per share) related to the voluntary product withdrawal initiated in the fourth quarter of fiscal 2024. The total charge was allocated to the reporting segments as follows: $19 million to North America and $12 million to International. The thirteen and fifty-two weeks ended May 26, 2024 included an estimated $40 million loss ($30 million after-tax, or $0.20 per share) related to the voluntary product withdrawal. The total charge to the reporting segments was $19 million to the North America segment and $21 million to the International segment.
b.For the fifty-two weeks ended May 26, 2024, a $95.9 million charge ($72.9 million after-tax, or $0.50 per share) for the write-off of excess raw potatoes in North America. The Company recorded an $85.1 million ($64.7 million after-tax, or $0.44 per share) charge in cost of sales, and a $10.8 million charge ($8.2 million after-tax, or $0.06 per share) in equity method investment earnings. The total charge to the reporting segments relating to excess raw potatoes was as follows: $86.0 million to the North America segment and $9.9 million to the International segment.
c.The Company implemented a new ERP system in the third quarter of fiscal 2024, and estimated the following impact:
i.Reduced net sales by approximately $135 million, with $123 million and $12 million of impacts in the North America and International segments, respectively, for the fifty-two weeks ended May 26, 2024.
ii.Net income was negatively impacted by approximately $95 million ($72 million after-tax).
iii.Approximately $55 million ($42 million after-tax) related to lower order fulfillment rates and approximately $40 million ($30 million after-tax) related to incremental costs and expenses, of which, approximately $7 million ($5 million after-tax) was recorded as a reduction in gross sales, approximately $26 million ($20 million after-tax) was recorded in cost of sales, and approximately $7 million ($5 million after-tax) was recorded in selling, general and administrative expenses.

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	May 25, 2025	May 26, 2024
ASSETS
Current assets:
Cash and cash equivalents	$70.7	$71.4
Receivables, net of allowances of $0.9 and $0.9	781.6	743.6
Inventories	1,035.4	1,138.6
Prepaid expenses and other current assets	145.0	136.4
Total current assets	2,032.7	2,090.0
Property, plant and equipment, net	3,687.9	3,582.8
Operating lease assets	113.2	133.0
Goodwill	1,090.2	1,059.9
Intangible assets, net	114.0	104.9
Other assets	354.6	396.4
Total assets	$7,392.6	$7,367.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$370.8	$326.3
Current portion of long-term debt and financing obligations	77.8	56.4
Accounts payable	616.4	833.8
Accrued liabilities	411.0	407.6
Total current liabilities	1,476.0	1,624.1
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,682.8	3,440.7
Deferred income taxes	253.5	256.2
Other noncurrent liabilities	242.6	258.2
Total long-term liabilities	4,178.9	3,955.1
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 151,390,267 and 150,735,397 shares issued	151.4	150.7
Treasury stock, at cost, 12,152,507 and 7,068,741 common shares	(838.0)	(540.9)
Additional distributed capital	(479.1)	(508.9)
Retained earnings	2,848.9	2,699.8
Accumulated other comprehensive income (loss)	54.5	(12.9)
Total stockholders’ equity	1,737.7	1,787.8
Total liabilities and stockholders’ equity	$7,392.6	$7,367.0

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Fifty-Two Weeks Ended
	May 25, 2025	May 26, 2024
Cash flows from operating activities
Net income	$357.2	$725.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	407.5	306.8
Stock-settled, stock-based compensation expense	39.5	46.8
Equity method investment (earnings) loss, net of distributions	11.9	(15.5)
Deferred income taxes	0.6	(1.3)
Blue chip swap transaction gains	(21.1)	(18.0)
Other	(5.4)	24.9
Changes in operating assets and liabilities:
Receivables	(22.2)	(15.1)
Inventories	112.6	(203.3)
Income taxes payable/receivable, net	(10.3)	20.1
Prepaid expenses and other current assets	9.5	9.7
Accounts payable	2.0	36.5
Accrued liabilities	(13.5)	(118.9)
Net cash provided by operating activities	$868.3	$798.2
Cash flows from investing activities
Additions to property, plant and equipment	(638.2)	(929.5)
Additions to other long-term assets	(33.6)	(62.3)
Acquisition of business, net of cash acquired	—	(10.5)
Proceeds from blue chip swap transactions, net of purchases	21.1	18.0
Other	2.7	0.2
Net cash used for investing activities	$(648.0)	$(984.1)
Cash flows from financing activities
Proceeds from short-term borrowings	1,738.5	1,074.9
Repayments of short-term borrowings	(1,695.7)	(910.0)
Proceeds from issuance of debt	525.3	592.0
Repayments of debt and financing obligations	(276.6)	(401.1)
Dividends paid	(206.9)	(174.0)
Repurchase of common stock and common stock withheld to cover taxes	(294.4)	(225.3)
Other	(15.2)	(4.5)
Net cash used in financing activities	$(225.0)	$(48.0)
Effect of exchange rate changes on cash and cash equivalents	4.0	0.5
Net decrease in cash and cash equivalents	(0.7)	(233.4)
Cash and cash equivalents, beginning of period	71.4	304.8
Cash and cash equivalents, end of period	$70.7	$71.4

Lamb Weston Holdings, Inc.
Segment Information
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
	May 25, 2025	May 26, 2024	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$1,103.1	$1,113.2	(1%)	(5%)	4%
International	572.7	498.7	15%	(1%)	16%
	$1,675.8	$1,611.9	4%	(4%)	8%

Segment Adjusted EBITDA (1)(2)
North America	$257.9	$276.5	(7%)
International	62.6	40.4	55%

	Fifty-Two Weeks Ended
	May 25, 2025	May 26, 2024	% Increase (Decrease)	Price/Mix	Volume
Segment net sales
North America	$4,265.2	$4,363.2	(2%)	(3%)	1%
International	2,186.1	2,104.4	4%	(1%)	5%
	$6,451.3	$6,467.6	—%	(2%)	2%

Segment Adjusted EBITDA (1)(2)
North America	$1,101.4	$1,263.1	(13%)
International	253.7	331.9	(24%)
_______________________________________________
(1)Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs including unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, blue chip swap transactions, items impacting comparability, and items discussed in footnotes (1) - (3) to the Consolidated Statements of Earnings.
(2)Includes charges related to the voluntary product withdrawal. See footnote (4) to the Consolidated Statements of Earnings for more information.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended May 25, 2025	Gross Profit	SG&A	Restructuring Expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings (Loss)	Net Income	Diluted EPS
As reported	$342.3	$140.7	$15.8	$185.8	$44.2	$21.4	$(0.3)	$119.9	$0.85
Unrealized derivative gains and losses (2)	2.1	13.4	—	(11.3)	—	(3.0)	—	(8.3)	(0.06)
Foreign currency exchange gains (2)	—	2.0	—	(2.0)	—	(0.3)	—	(1.7)	(0.02)
Blue chip swap transaction gains (2)	—	0.6	—	(0.6)	—	(0.3)	—	(0.3)	—
Items impacting comparability (2):
Restructuring Plan and other expenses	(0.9)	—	(15.8)	14.9	—	4.0	1.5	12.4	0.09
Shareholder activism expense (4)	—	(1.1)	—	1.1	—	0.3	—	0.8	0.01
Total adjustments	1.2	14.9	(15.8)	2.1	—	0.7	1.5	2.9	0.02
Adjusted (3)	$343.5	$155.6	$—	$187.9	$44.2	$22.1	$1.2	$122.8	$0.87

Thirteen Weeks Ended May 26, 2024
As reported	$387.9	$175.4	$—	$212.5	$40.3	$50.8	$8.2	$129.6	$0.89
Unrealized derivative gains (2)	(24.9)	1.6	—	(26.5)	—	(6.8)	—	(19.7)	(0.14)
Foreign currency exchange losses (2)	—	(6.8)	—	6.8	—	1.7	—	5.1	0.04
Blue chip swap transaction gains (2)	—	3.4	—	(3.4)	—	(0.9)	—	(2.5)	(0.02)
Item impacting comparability (2):
Integration and acquisition-related items, net	—	(1.6)	—	1.6	—	0.4	—	1.2	0.01
Total adjustments	(24.9)	(3.4)	—	(21.5)	—	(5.6)	—	(15.9)	(0.11)
Adjusted (3)	$363.0	$172.0	$—	$191.0	$40.3	$45.2	$8.2	$113.7	$0.78

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Fifty-Two Weeks Ended May 25, 2025	Gross Profit	SG&A	Restructuring Expense	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings	Net Income	Diluted EPS
As reported	$1,398.6	$633.5	$100.0	$665.1	$180.0	$143.1	$15.2	$357.2	$2.50
Unrealized derivative gains (2)	(13.4)	9.7	—	(23.1)	—	(5.9)	—	(17.2)	(0.12)
Foreign currency exchange losses (2)	—	(15.2)	—	15.2	—	4.3	—	10.9	0.07
Blue chip swap transaction gains (2)	—	21.1	—	(21.1)	—	(1.1)	—	(20.0)	(0.14)
Items impacting comparability (2):
Restructuring Plan and other expenses	75.3	—	(100.0)	175.3	—	42.1	10.5	143.7	1.01
Shareholder activism expense (4)	—	(5.2)	—	5.2	—	1.2	—	4.0	0.03
Total adjustments	61.9	10.4	(100.0)	151.5	—	40.6	10.5	121.4	0.85
Adjusted (3)	$1,460.5	$643.9	$—	$816.6	$180.0	$183.7	$25.7	$478.6	$3.35

Fifty-Two Weeks Ended May 26, 2024
As reported	$1,766.7	$701.4	$—	$1,065.3	$135.8	$230.0	$26.0	$725.5	$4.98
Unrealized derivative gains and losses (2)	(28.7)	(3.8)	—	(24.9)	—	(6.3)	—	(18.6)	(0.13)
Foreign currency exchange losses (2)	—	(28.6)	—	28.6	—	7.2	—	21.4	0.14
Blue chip swap transaction gains (2)	—	18.0	—	(18.0)	—	(4.6)	—	(13.4)	(0.09)
Items impacting comparability (2):
Inventory step-up from acquisition	20.7	—	—	20.7	—	5.3	—	15.4	0.11
Integration and acquisition-related items, net	—	(12.8)	—	12.8	—	3.2	—	9.6	0.07
Total adjustments	(8.0)	(27.2)	—	19.2	—	4.8	—	14.4	0.10
Adjusted (3)	$1,758.7	$674.2	$—	$1,084.5	$135.8	$234.8	$26.0	$739.9	$5.08
_______________________________________________
(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (1)-(3) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.
(4)Represents advisory fees related to shareholder activism matters.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, unrealized mark-to-market derivative gains and losses, foreign currency exchange gains and losses, gains on blue chip swap transactions, and items impacting comparability identified in the table below. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA for the identified periods.

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	May 25, 2025	May 26, 2024	May 25, 2025	May 26, 2024
Net income (1)	$119.9	$129.6	$357.2	$725.5
Interest expense, net	44.2	40.3	180.0	135.8
Income tax expense	21.4	50.8	143.1	230.0
Income from operations including equity method investment earnings (2)	185.5	220.7	680.3	1,091.3
Depreciation and amortization (3)	95.8	84.2	378.2	306.2
Unrealized derivative gains (1)	(11.3)	(26.5)	(23.1)	(24.9)
Foreign currency exchange (gains) losses (1)	(2.0)	6.8	15.2	28.6
Blue chip swap transaction gains (1)	(0.6)	(3.4)	(21.1)	(18.0)
Items impacting comparability (1):
Restructuring Plan and other expenses (4)	16.4	—	185.8	—
Shareholder activism expense (5)	1.1	—	5.2	—
Inventory step-up from acquisition	—	—	—	20.7
Integration and acquisition-related items, net	—	1.6	—	12.8
Adjusted EBITDA (6)	$284.9	$283.4	$1,220.5	$1,416.7

Segment Adjusted EBITDA
North America	$257.9	$276.5	$1,101.4	$1,263.1
International	62.6	40.4	253.7	331.9
Unallocated corporate costs (7)	(35.6)	(33.5)	(134.6)	(178.3)
Adjusted EBITDA	$284.9	$283.4	$1,220.5	$1,416.7
_______________________________________________
(1)See footnotes (1)-(3) to the Consolidated Statements of Earnings for more information.
(2)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting.
(3)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.0 million and $1.9 million for the thirteen weeks ended May 25, 2025 and May 26, 2024, respectively, and $8.2 million and $8.3 million for the fifty-two weeks ended May 25, 2025 and May 26, 2024, respectively.
(4)On October 1, 2024, the Company announced the FY25 Restructuring Plan. For more information about the FY25 Restructuring Plan, see Note 4, Restructuring, of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2025, filed with the Securities and Exchange Commission on July 23, 2025.
(5)Represents advisory fees related to shareholder activism matters.
(6)See “Non-GAAP Financial Measures” in this press release for additional information.
(7)Results for the Company’s two operating segments reflect corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and other support services, which include, but are not limited to, costs associated with the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments. In the table above, unallocated corporate costs exclude unrealized derivative gains and losses, foreign currency exchange gains and losses, blue chip swap transaction gains, and items impacting comparability. These items are added to net income as part of the reconciliation of net income to Adjusted EBITDA.